Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

FOR IMMEDIATE RELEASE

Gramercy Capital Corp. Raises $100 Million

Through Issuance of Common Stock to Morgan Stanley Real Estate

NEW YORK, N.Y. — November 5, 2007 — Gramercy Capital Corp. (NYSE: GKK) announced today that it has entered into a subscription agreement with an affiliate of Morgan Stanley Real Estate Special Situations Fund III (Special Situations) to issue, through a private placement, 3,809,524 shares of common stock at a price of $26.25, raising gross proceeds of approximately $100 million. The transaction is expected to settle on or before November 7, 2007.

The Company expects to use the net proceeds for additional investment activity and to fund its future growth.

Marc Holliday, Chief Executive Officer of Gramercy Capital Corp., stated, “The success of this issuance reflects Gramercy’s standing as one of the real estate financing industry’s strongest players. Investors have taken notice that the Company’s management team has consistently delivered on its objectives since inception through superior transaction execution — under both favorable and unfavorable market conditions.  We believe that the current dislocations in the market are producing some prime investment opportunities and are thereby creating attractive growth opportunities for strong companies with vision.  We are delighted that Morgan Stanley Real Estate shares this view and has elected to invest with us.”

“Gramercy has continued to prove that it is truly best in class among its peers,” said Hugh Macdonnell, Americas Portfolio Manager for Special Situations. “We are pleased to enter into this transaction with Gramercy and believe that Marc and his management team have done a phenomenal job navigating market cycles and are well positioned to continue to outperform.”

The shares will not be registered under the Securities Act of 1933 or any state securities laws, and will be sold in a private transaction under Regulation D of the Securities Act.  Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gramercy Capital Corp.

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Special Situations, a global diversified fund managed by Morgan Stanley Real Estate, makes non-controlling investments in public and private real estate companies. Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking and Lending. Since 1991, Morgan Stanley Real Estate has acquired $135.9 billion of real estate assets worldwide and currently manages $68.0 billion in real estate assets on behalf of its clients. For more information about Morgan Stanley Real Estate, please visit www.morganstanley.com/realestate.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

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